Exhibit 23.2
CONSENT
We hereby consent to the reference to our firm name and our review of the estimates of proved reserves of natural gas, oil and natural gas liquids that Burlington Resources Inc. attributed to its net interests in oil and gas properties located in the U.S. and internationally (excluding Canada) as of December 31, 2005, as set forth in our audit letter dated January 16, 2006, which appears in this Form 10-K. In addition, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Registration Nos. (333-91247, 333-95071, 333-52324, 33-22493, 33-25807, 33-26024, as amended in Registration No. 2-97533, 33-33626, 33-46518, 33-53973, 333-02029, 333-32603, 333-40565, 333-60081 and 333-90906) and on Form S-3 Registration Nos. (33-54477, 333-24999, 333-52213, 333-83163, 333-89899, 333-36032, 333-61600, 333-87170, and 333-124056) of Burlington Resources Inc. to the reference to our firm name and our review of the estimates of proved reserves of natural gas, oil and natural gas liquids that Burlington Resources Inc. attributed to its net interests in oil and gas properties located in the U.S. and internationally (excluding Canada and Argentina) as of December 31, 2005, as set forth in our audit letter dated January 16, 2006, which appears in this Form 10-K.

MILLER AND LENTS, LTD.
By:
Robert J. Oberst
Senior Vice President

Houston, Texas
February 28, 2006